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                                                                    Exhibit 2.10


                       ASSET SALE AND PURCHASE AGREEMENT

                                    BETWEEN
                          iPAYMENT TECHNOLOGIES, INC.
                      A CALIFORNIA CORPORATION ("COMPANY")


                                      AND


                       ELECTRONIC CHECK PROCESSING, INC.
                        A CALIFORNIA CORPORATION ("ECP")


                                      AND


                             MICHAEL N. MCCORMICK,
              AN INDIVIDUAL AND A SHAREHOLDER OF ECP ("MCCORMICK")


                            DATED:  JANUARY 12, 2001
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                       ASSET SALE AND PURCHASE AGREEMENT

     THIS ASSET SALE AND PURCHASE AGREEMENT (this "Asset Purchase Agreement") is made and entered into effective as of this 12 the day of January, 2001 by and among iPayment Technologies, Inc. (f/k/a/"creditcards.com"), a California corporation (the "Company"), ELECTRONIC CHECK PROCESSING, INC. a California corporation ("ECP"), and Michael N. McCormick, an individual and a shareholder of ECP ("McCormick"), with reference to the following facts:

     A. Company and McCormick are parties to a certain Loan Agreement (the "Loan Agreement") dated as of February 25, 2000, and the other Loan Documents, as defined in the Loan Agreement (the "McCormick Loan Documents"). The Loan is evidenced by a Promissory Note (the "Note") in the amount of $750,000 executed by Company as the "Borrower" and dated February 25, 2000. Certain terms of the Loan Agreement and the Note have been modified in part by the terms of a certain Novation And Agreement To Release Collateral dated July 20, 2000 (the "Novation Agreement") to which Company and McCormick are parties thereto.

     B. In order to induce McCormick to make the Loan under the McCormick Loan Documents, the Company, pursuant to and subject to the terms and conditions of
Section 7 of the Loan Agreement, granted McCormick, certain Option Rights (as that term is defined in Section 7.1 of the Loan Agreement), which grant McCormick, the option and right to purchase 307,692 shares of the authorized but unissued common stock of Company (the "Shares") for a purchase price of $6.50 per share (the "Per Share Purchase Price"), for a total aggregate purchase price of $2,000,000.00 (the number of Shares and the Per Share Purchase Price are subject to adjustment as provided under Section 7.3 of the Loan Agreement), provided that, concurrent with such Share purchase by McCormick, and pursuant to the terms and conditions of a proposed form of Agreement attached as Exhibit "E" to the Loan Agreement and made a part thereof, (the "Purchase Agreement"), ECP sells and Company purchases all of ECP's right, title and interest in certain "Acquired Assets", including certain "Merchant Accounts" as those terms are defined in SECTION 1.1, below), and payments and credits arising therefrom.

     C. Concurrent with the full execution and delivery of this Asset Purchase Agreement the parties hereto have each executed and delivered to the other parties hereto, a letter agreement dated January 12, 2001 (the "Letter Agreement") a copy of which is attached hereto as EXHIBIT A and made apart hereof, whereby the parties have modified and amended certain terms of the Note, and the Loan Agreement, including, without limitation thereto, for the modification or termination of the Option Rights and revisions to the terms for the purchase and sale of the Acquired Assets pursuant to the terms and conditions of this Asset Purchase Agreement, in lieu of and in substitution of the Purchase Agreement attached as Exhibit E to the Loan Agreement.

     D. The parties hereto desire to consummate the transactions set forth in the Letter Agreement, including without limitation thereto the desire of ECP to sell and assign,


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to Company, and Company's desire to purchase, all of ECP's right, title and interest in the Acquired Assets (as defined below), and payments and credits arising therefrom, as described on SCHEDULE 1.1 hereto on the terms set forth in this Asset Purchase Agreement in lieu of and in substitution of the terms proposed in the Purchase Agreement attached as Exhibit E to the Loan Agreement, and to further provide for certain rights in the event that the parties fail to consummate the purchase and sale of the Acquired Assets under this Asset Agreement.

     NOW, THEREFORE, the parties agree as follows:

1.   Purchase and Sale of Interest in Merchant Accounts.

     1.1 Merchant Account Assets to be Conveyed. Subject to the terms and conditions hereinafter stated, ECP hereby agrees to convey, transfer, assign, sell and deliver to Company, and Company hereby agrees to acquire, accept and purchase, all of the following assets, properties and rights of ECP (collectively the "Acquired Assets"):

          (a) ECP's right, title and interest in and to the Merchant Accounts and Portfolio acquired pursuant to that certain Asset Purchase Agreement made and entered into as of May 28, 1998, by and between Company, Richard J. Gordon and ECP (the "May 1998 Asset Agreement") pursuant to which ECP acquired certain rights to Merchant Accounts from Company pursuant to that certain Merchant Program Management Agreement, effective as of March 1, 1997, with Humboldt Bank, a California corporation ("Humboldt") (the "Humboldt Agreement") and thereafter subject to that certain Merchant Program Management Agreement dated effective May 28, 1998, by and between Humboldt and ECP (the "ECP Humboldt Agreement") relating to: (i) Fee Payments, (as defined therein), arising from the accounts (the "Merchant Accounts") of the merchants (the "Merchants") listed on Schedule
1.1 thereto and as amended or supplemented to date as reflected on SCHEDULE 1.1 hereto, (the "Portfolio") and accruing after the Closing Date; and (ii) ECP's security interest in all Merchant Reserve Accounts (as such term is used in the Humboldt Agreement) and other similar reserve funds;

          (b) All of ECP's right, title and interest in all books, records and accounts, correspondence, sales records, and any other documentation pertaining exclusively to the Portfolio;

          (c) The exclusive right to use all know-how, and each sales, business and marketing plan, process, invention, technique, schematic, customer prospect and marketing list and trade secret owned by ECP or which ECP has the right to use and assign to Company and all other confidential information pertaining exclusively to the Portfolio (the assets to be conveyed to Company pursuant to this clause (c) are hereinafter referred to collectively as the "Proprietary Rights"); and

     ECP and Company hereby agree and acknowledge that the Acquired Assets do not include any Guaranteed Reserve Account or similar fund that ECP may maintain with Humboldt pursuant to the ECP Humboldt Agreement.

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      1.2   Executory Obligations Assumed by Company.  At the Closing (as
hereinafter defined) Company shall assume and agree thereafter to pay when due and discharge in the ordinary course only those obligations of ECP listed on
SCHEDULE 1.2 hereto (the "Assumed Liabilities"). Other  than as set forth in
SCHEDULE 1.2, Company will not assume or be liable for, and ECP hereby agrees to indemnify, defend and hold harmless Company from and against any claims in respect of any debts, obligations or liabilities of ECP of any nature whatsoever, whether direct or indirect, known or unknown, absolute or contingent, relating to obligations of ECP under the ECP Humboldt Agreement, and liability for any chargebacks or chargeback handling fees, or others costs and expenses of any nature which occur on or after the Closing Date but which relate to transactions settled prior to the Closing Date. Nothing herein contained releases ECP from any preexisting obligation except as specifically set forth in this Asset Purchase Agreement.

      1.3 Termination of Existing Transition Services Agreement. Concurrent with the Closing, ECP and Company agree that the existing Transition Services Agreement dated effective as of May 28, 1998, (as amended or supplemented to date) (the "Transition Services Agreement"), shall be terminated (subject to the termination survival provisions at Section 10.11 thereof), and all Fees paid under the Transition Services Agreement, including any prepaid amounts, shall be deemed earned, and ECP shall have no further obligation to pay any additional Fees thereunder and Company shall have no obligation to refund any prepaid Fees thereunder.

      1.4 Termination of Obligations Under Prior Asset Purchase Agreement. Subject to and concurrent with the Closing, ECP and Company acknowledge and agree that except as specifically set forth herein, all covenants and obligations of all of the parties pursuant to the May 1998 Asset Agreement, and under any and all amendments thereto, shall be deemed satisfied, complied with or waived.

      1.5 McCormick Note Payment, Option Rights Termination and Asset Purchase Agreement. Pursuant to the terms and conditions of the Letter Agreement, and the transactions contemplated thereunder and hereunder, McCormick, ECP and the Company have agreed (and hereby acknowledge and reconfirm that they agree), subject to and concurrent with the Closing of this Asset Purchase Agreement, that the Loan Agreement (and related McCormick Loan Documents) and McCormick's Option Rights (and the related rights and obligations of the parties under Sections 7.1 through 7.4 of the Loan Agreement relating to the contemplated purchase and sale of the Merchant Accounts triggered by the Option Rights exercise pursuant to the Purchase Agreement, shall automatically terminate and thereafter be of no further legal force or effect, except for those provisions which expressly survive termination in accordance with the respective McCormick Loan Documents and which survival provisions are not inconsistent with the provisions of the Letter Agreement or this Asset Purchase Agreement.

2.    Note Payment and Acquired Assets Purchase Consideration to be Paid at
Closing.

      2.1 Note to be Paid at Closing. At the Closing, the Company shall make a

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combined payment, in the sum of not less than One Million Six Hundred Dollars
($1,600,000)(the "Initial Total Payment Amount"), provided, however, that the Initial Total Payment Amount shall be increased by the sum of $100,000 under
SECTION 2.2 below, if Company elects to extend the Initial Closing Date in accordance with SECTION 2.2 below, such that the Total Payment Amount to be paid at the Closing may be increased to $1,700,000. The Initial Total Payment Amount, as may be increased, if any, shall hereinafter be referred to the "Total Payment Amount". At the Closing and the consummation of the transactions contemplated hereunder, the Total Payment Amount will be applied first to the full payment of the any and all amounts outstanding, as of and at the Closing (including accrued interest) under the Note. The remaining balance of the Total Payment Amount (after payment of the Note) will be deemed to be, and will be applied, as the total purchase price (the "Purchase Price") payable (and paid) by the Company to ECP for the Acquired Assets.

     2.2 Closing of All Transactions. Subject to the satisfaction or waiver, as appropriate, of the conditions set forth in SECTION 7, the consummation of all of the transactions herein contemplated (the Note repayment in full, and the concurrent purchase and sale of the Acquired Assets)(the "Closing") shall, except as may be extended by Company in accordance with the terms and conditions hereinbelow provided, or unless another date, time or place is agreed to in writing by the parties hereto, take place at the offices of Stradling, Yucca, Carlson & Rauth, 660 Newport Center Drive, Suite 1600, Newport, CA. 92660, at 11:00 A.M. on February 20, 2001, (the "Initial Closing Date"); provided, however, that subject to the satisfaction or waiver, as appropriate, of the conditions set forth in SECTION 7, the Company may, elect to extend the Initial Closing Date to a later date which shall be no later than 11:00 A.M. on March 30, 2001, by giving written notice to McCormick and ECP, on or before 5:00 P.M., on February 16, 2001, of its election to extend the Initial Closing Date, and designating in such written notice (the "Closing Date Extension Notice") the designated date for the Closing, which shall be no later than 11:00 A.M. on March 30, 2001. The date designated in the Closing Date Extension Notice is hereafter referred to as the "Extended Closing Date". The Initial Closing Date, as may be extended in accordance with the terms set forth herein, is hereinafter referred to as the "Scheduled Closing Date". The actual date on which the closing shall occur is referred to herein as the "Closing Date". If the Company elects to extend the Initial Closing Date, the Total Payment Amount shall be increased by $100,000, such that the Total Payment Amount will be $1,700,000 (and the corresponding amount allocated to the Purchase Price payable under the Asset Purchase Agreement shall increase by the sum of $100,000. At the Closing, the Total Payment Amount (as determined) will be allocated and applied as set forth in SECTIONS 2.3 AND 2.4, below.

     2.3 McCormick Note Payment. As provided in SECTION 2.2 above, at and subject to the Closing the Company shall make the Total Payment Amount (as determined). From the Total Payment Amount funds, McCormick shall receive, and said funds shall be allocated first to the amount required to pay McCormick in full, at and as of the Closing Date, the principal amount outstanding, plus all accrued and unpaid interest due and payable under the Note (the "Note Payoff Amount"). The Note Payoff Amount shall be delivered to McCormick at the Closing, at the option of McCormick, by bank check or wire transfer of immediately available funds to an account designated in writing by McCormick to Company not less than three Business Days prior to the Closing.

                                       5
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     2.4  Purchase Price for Acquired Assets. As provided in Sections 2.2 and
2.3 above, at and subject to the Closing the Company shall make the Total Payment Amount (as determined). After payment of the Note Payoff Amount under
Section 2.3 above, the remaining amount of the Total Payment Amount shall be paid to ECP as the total purchase price (the "Purchase Price") payable (and paid) by the Company to ECP for the Acquired Assets. The Purchase Price shall be delivered to ECP at the Closing, at the option of ECP, by bank check or wire transfer of immediately available funds to an account designated in writing by ECP to Company not less than three Business Days prior to the Closing.

3. Representations and Warranties of ECP. Each representation and warranty contained in this SECTION 3 is qualified by the disclosures made in the disclosure schedule attached hereto as SCHEDULE 3 (the "ECP SCHEDULE OF EXCEPTIONS"). This SECTION 3 and the ECP Schedule of Exceptions shall be read together as an integrated provision, ECP represents and warrants to Company that:

     3.1 Organization and Good Standing. ECP is duly organized, validly existing and in good standing under the laws of the State of California.

     3.2 Authorization of Asset Purchase Agreement. ECP has all requisite corporate power and authority to enter into this Asset Purchase Agreement and to consummate the transactions contemplated on the part of ECP hereby. This Asset Purchase Agreement and all other agreements and instruments to be executed by ECP in connection herewith, together with all other documents to be executed in connection herewith or therewith (the "Transaction Documents") have been (or upon execution will have been) duly executed and delivered by ECP, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon full execution will constitute) legal valid and binding obligations of ECP, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights (the "Bankruptcy Exception"). The signatories executing this Asset Purchase Agreement and the Transaction Documents on behalf of ECP have all requisite power and authority to execute and deliver such documents.

     3.3 Ownership of the Acquired Assets. ECP is the lawful owner of or has the right to use and, provided the Humboldt Assignment and Consent Agreement (as defined and provided for in SECTION 7.1(f) below) is obtained to transfer to Company each of the Acquired Assets. Provided that the Humboldt Assignment and Consent (as defined and contemplated in SECTION 7.1(f) below) is obtained at or prior to the Closing, on the Closing Date, the Acquired Assets will be free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of any kind. The delivery to Company of a bill of sale, substantially in the form set forth in EXHIBIT B (the "Bill of Sale") will vest good and marketable title to the Acquired Assets in Company, free and clear of all liens, mortgages, pledges, Security Interests, restrictions, prior assignments, encumbrances and claims of any kind, except those of Humboldt related to the senior security interest of Humboldt in the Merchant Reserve Accounts.

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
     3.4 No Conflict or Violation. Except as set forth on Schedule 3.4 hereto, the execution, delivery and performance by ECP and the consummation of the transactions contemplated hereby do not and will not: (i) violate or conflict with any provision of the charter documents of ECP, (ii) require the approval or consent of any third party, other than Humboldt Bank; (iii) violate any provision or requirement of any domestic or foreign, national state or local law, statute, judgment order, writ, injunction, decree, award, rule, or regulation of any arbitrator or court, state, local or foreign government agency, regulatory body, other governmental authority or any department board, commission, bureau or instrumentation of any of the foregoing (each of the foregoing hereafter referred to as a "Governmental Entity") applicable to ECP or its business; (iv) violate, result in a breach or constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty, premium or right of termination to arise or accrue under any agreement, contract, lease, license, instrument or other arrangement to which ECP is a party or by which it is bound or to which any of its assets is subject, provided that the Humboldt Assignment and Consent is obtained and the release of any Security Interest that Humboldt may have in the Acquired Assets (each a "Contract" and collectively the "Contracts"); (v) result in the creation or imposition of any lien, charge or encumbrance of any kind whatsoever upon any of the properties or assets of ECP; or (vi) result in the cancellation, modification, revocation or suspension of any license, permit, certificate, franchise, authorization, consent or approval issued or granted to ECP by any Governmental Entity (each a "License" and collectively the "Licenses").

     3.5 Litigation. There are no material claims, disputes, actions, proceedings or investigations of any nature pending or, to the knowledge of ECP, threatened against or involving ECP, its business or any of the officers, directors, agents or employees of ECP which relate to the Merchant Accounts. Neither ECP nor or any of its assets or properties is subject to any order, judgment, award, injunction or decree of any Governmental Entity or arbitrator, that could result in a Material Adverse Change to the financial condition or results of operations of ECP or that would interfere with the transactions contemplated by this Asset Purchase Agreement.

     3.6 Visa and MasterCard Compliance. To the extent applicable, ECP is in material compliance with all of the rules and regulations of Visa USA, Inc. ("Visa") and MasterCard International, Inc. ("MasterCard").

     3.7 Related Party Transactions. No officer, director or shareholder of ECP, or any affiliate of any such person now has, or within the last three (3) years had, either directly or indirectly a business relationship with any Merchant except pursuant to the ECP Humboldt Agreement or the Humboldt Agreement. For purposes of this Asset Purchase Agreement, "Affiliate" shall have the meaning ascribed to such term in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act").

4. Representations and Warranties of Company. Except as disclosed by Company in Schedule 4 hereto (the "Company Schedule of Exceptions") and subject to such disclosures, Company, hereby represents and warrants to each of ECP and McCormick that the statements contained in this Section 4 are true, complete and correct. Each representation


                                       7
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and warranty contained in this SECTION 4 is qualified by the disclosures made in the correspondingly numbered section of the Company Schedule of Exceptions, which shall be read together with this SECTION 4 as an integrated provision. Subject to the forgoing, Company, hereby represents and warrants to each of ECP and McCormick as follows:

     4.1 Organization and Standing. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to conduct its business as presently conducted and to enter into and perform this Asset Purchase Agreement and all other agreements required to be executed by Company at or prior to the Closing.

     4.2 Authority for Asset Purchase Agreement; No Conflict. The execution, delivery and performance by Company of this Asset Purchase Agreement, and the consummation by Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. This Asset Purchase Agreement has been duly executed and when delivered by Company will constitute valid and binding obligations of Company enforceable in accordance with its term's subject as to enforcement of remedies to the Bankruptcy Exception. The execution of and performance of the transactions contemplated by this Asset Purchase Agreement and compliance with its respective provisions by Company do not: (a) conflict with or violate any provision of the Articles of Incorporation or By-laws of Company, in each case as amended; (b) require on the part of Company any filing with, or any permit, authorization, consent or approval of, any Governmental Entity; (c) except as set forth in SCHEDULE 4.2 hereto, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or other arrangement to which Company is a party or by which Company is bound; or (d) violate any order, writ, injunction or decree applicable to Company. For purposes of this Asset Purchase Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law).

     4.3 Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Company in connection with the execution and delivery of this Asset Purchase Agreement or the other transactions to be consummated by Company at the Closing, as contemplated by this Asset Purchase Agreement.

     4.4 Litigation. To the best of the Company's knowledge (after due inquiry of it's executive officers) there is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the best of Company's knowledge, any threat thereof, against Company, which questions the validity of this Asset Purchase Agreement or the right of Company to enter into it, or which is reasonably likely to interfere with the Closing of the transactions contemplated by this Asset Purchase Agreement.

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5.   Representations and Warranties of McCormick. McCormick hereby represents and warrants to Company as follows:

     5.1 Authorization. This Asset Purchase Agreement together with all other documents to be executed in connection herewith or therewith (the "Transaction Documents") have been (or upon execution will have been) duly executed and delivered by McCormick, and as to those provisions applicable to McCormick constitute (or upon full execution will constitute) legal valid and binding obligations of McCormick, except as such enforceability may be limited by general principles of equity and bankruptcy, insolvency, reorganization and moratorium and other similar laws relating to creditors' rights (the "Bankruptcy Exception").

6.   Certain Understandings and Agreements of the Parties.

     6.1 Access. Between the date hereof and the Closing Date or the earlier termination of this Asset Purchase Agreement, (i) authorized representations of Company shall have reasonable access during normal business hours to all properties, books, records, and documents of ECP to the extent any of the foregoing relate to the Acquired Assets, (ii) ECP will furnish to Company all information with respect to its affairs and the Acquired Assets that Company may reasonably request; and (iii) Company shall have the right to discuss the Acquired Assets with the employees of ECP.

     6.2 Non-Interference. ECP shall not interfere with, disrupt, or attempt to interfere with or disrupt, any past, present or prospective business relationship, contractual or otherwise, related to or arising from the Portfolio, the Merchant Accounts or the Merchants, including, without limitation Company's ability to receive the Fee Payments as contemplated herein. This covenant shall survive the Closing for a period of two (2) years after the Closing.

     6.3 Taxes. ECP shall pay all federal, state, and local sales, documentary, and other transfer taxes, if any, due as a result of the purchase, sale, or transfer of the Acquired Assets in accordance herewith on either party as well as all income taxes in respect of Fees received by ECP on Merchant's Accounts and relating to transactions settled prior to Closing, and ECP shall indemnify, reimburse, and hold harmless Company in respect of the liability of or the failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith. Company shall indemnify ECP in respect of taxes owing for Fees received by Company after the Closing.



                                       9




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     6.4  Access to Records and Files. ECP shall have the right for a period of three (3) years following the Closing Date to have reasonable access to such books, records and accounts, correspondent, and other similar information as are transferred to Company pursuant to the terms of this Asset Purchase Agreement for the limited purposes of concluding its involvement in the Acquired Assets. Company shall have the right for a period of three (3) years following the Closing Date to have reasonable access to those books, records and accounts, correspondence, and other records which are retained by ECP pursuant to the terms of this Asset Purchase Agreement to the extent that any of the foregoing relate exclusively to the Acquired Assets.

     6.5 Exclusivity. Prior to Closing, ECP will not (i) solicit, initiate or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any of the Acquired Assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing, or enter into any agreement with respect to the foregoing.

     6.6 Merchant Reserves. After the Closing, ECP shall not draw or make any claim against, or agree to release, any Merchant Reserve Account (as defined in the Humboldt Agreement and the ECP Humboldt Agreement) or any security deposit held by Humboldt on behalf of any Merchant, except for any losses incurred by ECP or Humboldt relating to transactions by the Merchants prior to the Closing that are otherwise not recovered by or reimbursed to ECP.

     6.7 Notices of Changes. The parties hereto will promptly notify the other parties in writing of any event occurring after the date of this Asset Purchase Agreement which would render any of its representations or warranties contained herein, if made on or as of the date of such event or as of the Closing Date, except for representations and warranties applicable solely to specified date(s), untrue or inaccurate.

     6.8 Notices of Material Adverse Changes. The parties hereto will promptly notify the other parties in writing of any Material Adverse Change occurring after the date of this Asset Purchase Agreement. For purposes of this Asset Purchase Agreement, a "Material Adverse Change" shall mean any event, circumstance, condition, development, or occurrence causing, resulting, in having, or that could reasonably be expected to have, a material adverse effect on the Merchant Accounts, the Portfolio, or the Acquired Assets.

     6.9 Best Efforts. Upon the terms and subject to the conditions of this Asset Purchase Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to cause the fulfillment of the conditions to Closing set forth herein to consummate and make effective the transactions contemplated herein.

     6.10 Survival Indemnification.


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
          (a) Survival Periods. The representations and warranties made in this Asset Purchase Agreement, the Transaction Documents or in any exhibit, schedule, document, certificate, or other instrument delivered by or on behalf of the parties pursuant to this Asset Purchase Agreement or the Transaction Documents shall survive any investigation made by any party hereto and the Closing of the transactions contemplated hereby until the second anniversary of the Closing Date, except those representations and warranties contained in
SECTION 3.3 (Ownership of Acquired Assets) and SECTION 3.4 (No Conflict or Violation) which will survive indefinitely. As to any matter which is based upon willful fraud by the indemnifying party, the representations and warranties set forth in this Asset Purchase Agreement shall expire only upon expiration of the applicable statute of limitations. No party will be liable to another under any warranty or representation, after the applicable expiration of such warranty or representation; provided however, if a claim or notice is given under this SECTION 6 with respect to any representation or warranty prior to the applicable expiration date, such claim may be pursued to resolution notwithstanding expiration of the representation or warranty under which the claim was brought. Completion of the transactions contemplated hereby shall not be deemed or construed to be a waiver of any right or remedy of any of the parties notwithstanding the existence of any facts that any of the parties knew or should have known at the time hereof, except as specifically provided for in
SECTION 8 hereto.

          (b)  Indemnification by ECP. Subject to the limits set forth in this
SECTION 6, ECP shall indemnify, defend and hold harmless Company in respect of any and all claims, losses, damages, liabilities and expenses (including, without limitation settlement costs and any legal, accounting and other expenses for investigating or defending any actions or threatened actions) ("Losses") incurred by Company, in connection with any of the following:

               (i) the ownership and operation by ECP of the Acquired Assets prior to the Closing that relate to, or arise out of transactions prior to the Closing Date;

               (ii) the operations of ECP relating to the Acquired Assets at any time before or after the Closing Date;

               (iii) any untruth or inaccuracy of any representation or warranty made by ECP in this Asset Purchase Agreement or any Transaction Document;

               (iv) the breach of any covenant, agreement or obligation of ECP contained in this Asset Purchase Agreement or any Transaction Document, except Losses based upon or arising from the termination of this Asset Purchase Agreement by Company pursuant to SECTION 8.2(b) below; and

               (v) any claims against, or liabilities or obligations of, ECP not specifically assumed by Company pursuant to this Asset Purchase Agreement.

     (c) Indemnification by McCormick. Subject to the limits set forth in this
SECTION 6, McCormick shall indemnify, defend and hold harmless Company in respect of any and all Losses incurred by Company, in connection with any of the following:

         (i) any untruth or inaccuracy of any representation or warranty made by McCormick in this Asset Purchase Agreement or any Transaction Document;

         (ii) the breach of any covenant, agreement or obligation of McCormick contained in this Asset Purchase Agreement or any Transaction Document, except Losses based upon or arising from the termination of this Asset Purchase Agreement by Company pursuant to SECTION 8.2(b) below.

     (d) Indemnification by Company. Subject to the limits set forth in this
SECTION 6, Company shall, defend and hold harmless ECP and McCormick in respect of any and all Losses incurred by such parties, in connection with any of the following:

         (i) the ownership and operation of the Acquired Assets after the Closing Date that relate to, or arise out of transactions after the Closing Date;

         (ii) the operation of Company at any time before the Closing Date;

         (iii) any untruth or inaccuracy of any representation or warranty made by it in this Asset Purchase Agreement or any Transaction Document;

         (iv) the breach of any covenant, agreement or obligation of it contained in this Asset Purchase Agreement or any Transaction Document, except Losses based upon or arising from the termination of this Asset Purchase Agreement by ECP and/or McCormick pursuant to SECTION 8.2 (c) below; and

         (v) any claims against, or liabilities or obligations of, ECP specifically assumed by Company pursuant of this Asset Purchase Agreement.

     (e) Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "INDEMNIFIED PARTY") shall promptly provide written notice (the "NOTICE") to the other party(ies) (the "INDEMNIFYING PARTY") of the claim, provided that the failure to so promptly notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent it is materially prejudiced thereby.

     (f) Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Asset Purchase Agreement (a "THIRD PARTY CLAIM") the Notice shall provide, when known, the facts constituting the basis for such claim. The Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding. After notice from the

 Indemnifying Party to the Indemnified Party of its election so to assume the defense, conduct or settlement thereto the Indemnifying Party will not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense, conduct or settlement thereof unless the Indemnified Party has defenses that may conflict with, or that may not be available to, the Indemnifying Party. The Indemnified Party will reasonably cooperate with the Indemnifying Party in connection with any such claim assumed by the Indemnifying Party, make available to the Indemnifying Party all pertinent information under the Indemnified Party's control and will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed). The Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed). The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom, (i) the Indemnified Party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, provided, however, the Indemnifying Party has given its written consent to such settlement (which shall not be unreasonably withheld or delayed), and (ii) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

     (g) Non-Third Party Claims. If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Notice transmitted to the Indemnifying Party shall describe in reasonable detail the nature of the claim, an estimate of the amount of the Losses attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Asset Purchase Agreement.

     (h) Payments. Payments of all amounts owing by an Indemnifying Party pursuant to this SECTION 6 relating to a Third Party Claim shall be made in cash within thirty (30) days after the latest of (a) the settlement of such Third Party Claim, (b) the expiration of the period for appeal of a final adjudication of such Third Party Claim or (c) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Asset Purchase Agreement. Payments of all amounts owing by an Indemnifying Party pursuant to this SECTION 6 shall be made in cash within thirty (30) days after the later of (i) the expiration of the 30-day Notice period or (ii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party's liability to the Indemnified Party under this Asset Purchase Agreement.

     (i) Limits on Indemnification. Notwithstanding any provision of this Asset Purchase Agreement to the contrary, no Indemnifying Party shall have any obligation to indemnify any person entitled to indemnity under this SECTION 6 in respect of Losses attributable to Third Party Claims unless the persons so entitled to indemnity thereunder have suffered Losses attributable to such Third Party Claims in an aggregate amount in excess of

Fifty Thousand Dollars ($50,000) (the "INDEMNIFICATION THRESHOLD"). Once the aggregate amount exceeds the Indemnification Threshold, the Indemnified Party shall be entitled to recover the full amount of all Losses, including any amounts which constituted the Indemnification Threshold, up to an aggregate maximum of the Purchase Price amount (as determined under SECTION 2.4 above).

7.   Conditions to Closing.

     7.1 Conditions to Obligations of Company. The obligations of Company to consummate the transactions contemplated hereby shall be, at the option the Company, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions, but compliance with any such conditions may be waived by the Company in writing; provided however, that except for clause (f) below, such waiver will not waive or diminish any right to indemnification pursuant to SECTION 6 unless so stated, and any waiver of the condition of clause (f) below shall expressly waive any right of the Company to indemnification as provided in clause (f) below:

          (a) Representations and Warranties True. The representations and warranties of ECP and McCormick shall be true and correct in all material respects on the Closing Date, and at the Closing, ECP shall have delivered to Company a certificate to such effect signed by an officer of ECP as to ECP and as to McCormick by him individually.

          (b) Performance of Other Parties. ECP and McCormick shall have performed in all material respects all obligations required under the Asset Purchase Agreement to be performed by each of them on or before the Closing Date, and at the Closing, ECP shall have delivered to Company a certificate dated the Closing Date to such effect signed by an officer of ECP as to ECP and as to McCormick by him individually.

          (c) Authority. All actions required to be taken by, or on the part of, ECP to authorize the execution, delivery and performance of this Asset Purchase Agreement, the Transaction Documents, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of ECP.

          (d) Liens. Any liens on the Acquired Assets shall have been released, and such release shall have been documented and filed, to the Company's satisfaction.

          (e) No Action or Proceeding. No Claim action, suit, investigation, or other proceeding shall be pending or threatened against ECP or McCormick before any arbitrator or Governmental entity which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Asset Purchase Agreement or obtaining of material damages or other relief in connection therewith.

          (f) Humboldt Assignment and Consent Agreement. On or before the Closing Date, Humboldt and Company shall have executed and delivered to each other an agreement satisfactory to Company in its reasonable discretion, pursuant to which Humboldt shall: (i) consent to the assignment of ECP's rights in the Merchant Accounts, including

ECP's Security Interest in all the Merchant Reserve Accounts related thereto to the Company, clear and free from any liens, offset rights, or claims Humboldt may have applicable to ECP and/or the Acquired Assets; (ii) Humboldt agrees to look to ECP for its remedies in connection with any obligation of ECP under the ECP Humboldt Agreement related to the Merchant Accounts arising or relating to transactions prior to the Closing Date and to look to Company for its remedies in connection with any obligation of Company under its current agreement with the Company related to the Merchant Accounts arising or relating to transactions after the Closing Date, consistent with the indemnification provisions contained in SECTION 6 of this Asset Purchase Agreement; and (iii) whereby Humboldt agrees to execute and deliver any such documents reasonably requested by Company to effectuate Humboldt's release of any Security Interest in the Acquired Assets granted by ECP to Humboldt in the Acquired Assets (the "Humboldt Assignment and Consent Agreement"). The obligation and responsibility to obtain the Humboldt Assignment and Consent Agreement is the Company's. The Closing shall not occur unless this condition is satisfied or waived solely by Company, provided that such waiver expressly waives any right of Company to indemnification from ECP and/or McCormick related thereto pursuant to SECTION 6, and provided, further, such waiver expressly provides that ECP shall be entitled to the indemnification rights pursuant to SECTION 6 from Company related to the Closing, notwithstanding the failure of Company to obtain the Humboldt Assignment and Consent Agreement.

          (g) Additional Closing Documents and Deliveries of ECP and McCormick. Company shall have received at the Closing the following, dated the Closing Date:

               (i) Copies, certified by the Secretary or an Assistant Secretary of ECP, of resolutions of the Board of Directors of ECP authorizing the execution, delivery and performance of this Asset Purchase Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby;

               (ii)   The Bill of Sale;

               (iii) Such further instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets or any part thereof as Company may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Acquired Assets;

               (iv)   The original McCormick Note marked "fully paid";

     7.2 Conditions to Obligations of ECP Parties. The obligation of ECP and McCormick to consummate the transactions contemplated hereby shall be, at the option of such parties, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions, but compliance with any such conditions may be waived by such parties in writing; provided however, that such waiver will not waive or diminish such parties' right to indemnification pursuant to SECTION 6, unless so stated:

     (a) Representations and Warranties True. The representations and warranties of Company contained in this Asset Purchase Agreement or in any Transaction Document shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date, and at the Closing, Company shall have delivered to ECP a certificate to such effect, signed by an officer of Company.

     (b) Performance of Covenants. The Company has performed in all material respects all obligations required under this Asset Purchase Agreement to be performed on or before the Closing Date, and at the Closing, Company shall have delivered to ECP a certificate dated the Closing Date to such effect signed by an officer of Company.

     (c) Authority. All actions required to be taken by, or on the part of, Company to authorize the execution, delivery and performance of this Asset Purchase Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of the Company.

     (d) No Action or Proceeding. No Claim action, suit, investigation, or other proceeding shall be pending or threatened against Company before any arbitrator or Governmental entity which presents a substantial risk of the restraint or prohibition of the transactions contemplated by this Asset Purchase Agreement or obtaining of material damages or other relief in connection therewith

     (e) Additional Closing Documents and Deliveries of Company to ECP. ECP shall have received at the Closing the following documents, each dated as of the Closing Date:

          (i) Copies, certified by the Secretary or an Assistant Secretary of Company, of resolutions of its Board of Directors authorizing the execution and delivery of this Asset Purchase Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby;

          (ii) Payment of the Purchase Price (as determined under Section 2.4 above, wire transfer confirmation) cash consideration relating to the Acquired Assets;

          (iii) Such other closing documents as ECP's counsel may reasonably request.

     (f) Additional Closing Documents and Deliveries of Company to McCormick. McCormick shall have received at the Closing the following documents, each dated as of the Closing Date:

          (i) Copies, certified by the Secretary or an Assistant Secretary of Company, of resolutions of its Board of Directors authorizing the execution and delivery of this Asset Purchase Agreement and the Transaction Documents, and the consummation of the transactions contemplated hereby;

               (ii) The Note Payoff Amount, payable in the manner provided for in SECTION 2.3 above (wire transfer confirmation).

8.  TERMINATION.

    8.1 Termination. This Asset Purchase Agreement and the transactions contemplated hereby may be terminated, by giving written notice ("Notice of Termination") by any party at any time prior to the Closing under clauses (a) or (b) below, and by Company under clause (c) below:

         (a) in the event that any other party fails to comply in any material respect with any of their covenants or agreements contained herein; or

         (b) any of the representations and warranties of any other party is breached or inaccurate in any material way; or any condition to its performance hereunder have not satisfied prior to or at the Scheduled Closing Date; or

         (c) if Company fails to obtain the Humboldt Assignment and Consent Agreement under 7.1 (f) above or fails to waive such condition in accordance with the provisions of SECTION 7.1 (f).

    Notwithstanding the foregoing, a party may not terminate this Asset Purchase Agreement if the event giving rise to the termination right results in whole or part from the willful failure of such party to perform or observe any of the covenants or agreements set forth herein to be performed or observed by such party or if such party is, at such time, in material breach of this Asset Purchase Agreement. For purposes of this provision, McCormick and ECP shall be collectively deemed a single party.

    8.2  EFFECT OF TERMINATION.

         (a) General.  Termination of this Asset Purchase Agreement pursuant to
SECTION 8.1 shall terminate all obligations of the parties hereunder, except for the obligations specified under this SECTION 8.2 which shall survive.

         (b) Termination by Company. If this Asset Purchase Agreement is terminated by Company by giving written Notice of Termination pursuant to clauses (a) or (b) of SECTION 8.1 above, then in such event the Company shall, on or before 5:00 P.M. of the third calendar day following the giving of the Notice of Termination by Company, pay McCormick, by cashier's or certified funds or wire transfer funds to an account designated by McCormick, the full amount then outstanding (including accrued interest) under the Note. In the event the Company timely pays the entire amount outstanding under the Note (principal and interest) as provided herein, then in such event, the Loan Agreement, including without limitation thereto, McCormick's Option Rights and the related provisions of Article 7 of the Loan Agreement relating to the rights and obligations of the parties in connection with the contemplated purchase and sale of the Acquired Assets under the

Purchase Agreement tied to the Option Rights (and related McCormick Loan Documents), shall automatically without further action by either party, terminate and thereafter be of no further legal force or effect, except for those provisions which expressly survive termination in accordance with the respective McCormick Loan Documents and which are not inconsistent with the provisions in PARAGRAPH 5 of the Letter Agreement. McCormick shall within two
(2) business after receipt of the Company's full payment of the Note surrender to the Company, the original Note marked "fully paid" for cancellation. The Company, McCormick and ECP, hereby agree that the foregoing provisions of this
SECTION 8.2(b) shall survive the termination of this Asset Purchase Agreement and control and supersede any inconsistent provisions contained in the Loan Agreement (and related McCormick Loan Documents), including without limitation thereto Section 6.1 and Sections 7.1 through 7.4 of the Loan Agreement. If this Asset Purchase Agreement is terminated by Company by giving written Notice of Termination pursuant to clause (c) of SECTION 8.1 above, then in such event, said termination shall be subject to and otherwise governed by the provisions of
SECTION 8.2(c) below applicable to terminations by ECP and/or McCormick pursuant to clauses (a) or (b) of SECTION 8.1 above, and ECP and McCormick shall be entitled to the rights and remedies provided for in SECTION 8.2(c) for terminations based on clauses (a) or (b) of SECTION 8.1.

         (c) Termination by ECP and/or McCormick. If this Asset Purchase Agreement is terminated by ECP and McCormick by giving written Notice of Termination pursuant to clauses (a) or (b) of SECTION 8.1 above, or if terminated by Company for a failure to satisfy or waive the condition in SECTION 7.1(f), then in such event:

              (i)(A) the Note shall automatically be deemed amended, without further action by either party, to be a "demand note", and all principal and accrued interest shall be deemed to be due and payable on or before 5:00 P.M. of the tenth calendar day following the giving of the Notice of Termination by ECP and/or McCormick (the "Demand Note Payment Deadline"), Company shall pay McCormick, by cashier's or certified funds or wire transfer funds to an account designated by McCormick, the full amount then outstanding (including accrued interest) under the Note in the manner and within the time set forth herein and all references to "Conversion Date" or to installment payments or other terms inconsistent with a "demand note" shall be deemed of no further force or effect. McCormick shall surrender the original Note marked "fully paid" for cancellation to the Company, within two (2) business after receipt of the Company's full payment of the Note; and (B) on or before the expiration of the "Demand Note Payment Deadline" in consideration of McCormick and ECP for entering into this Asset Purchase Agreement and the Letter Agreement, and their taking the actions hereunder and under the Letter Agreement, the Company shall, transfer and assign to ECP, additional Merchant Accounts (to be added to the Merchant Portfolio of ECP under the Asset Purchase Agreement dated May 28, 1998 by and between ECP, Company (designated therein as Electronic Card Systems, Inc.) and Richard J. Gordon (the "May 1998 Asset Agreement"), that are reasonably expected, based on historical performance during the twelve month period commencing February 1, 2000 and ending January 31, 2001 to generate to ECP, commencing as of April 1, 2001, additional monthly Fee Revenue (as that term is defined in the May 1998 Asset Agreement) in the aggregate monthly sum of not less than $12,513.54 (based on quarterly averages for the three months of October, November and December 2000 and as calculated previously) (the "Merchant Make-Up Transfer"). Provided, however, that if ECP and Company are unable to agree to the additional Merchant Accounts that are to be included in the Merchant Make-Up Transfer, or in the event that Company is not able to obtain all required third party consents and approvals required of Company (including without limitation thereto, those of Humboldt and Charles D. Aalfs) to assign and transfer such additional Merchant Accounts (to be added to the Merchant Portfolio of ECP under the May 1998 Asset Agreement) free and clear of all liens, mortgages, pledges, Security Interests, restrictions, prior assignments, encumbrances and claims of any kind, except those of Humboldt related to the senior security interest of Humboldt in the Merchant Reserve Accounts relating to such additional Merchant Accounts, then in lieu of and in substitution of the obligation of the Company to complete the Merchant Make-Up Transfer as contemplated herein, the Company shall have the right at any time up to and until the expiration of the Demand Note Payment Deadline, to pay ECP the sum of Three Hundred Thousand Dollars ($300,000) (the "Merchant Make-Up Transfer Amount") by cashier's or certified funds or wire transfer funds to an account designated by ECP; and (C) in the event the Company timely (1) pays the entire amount outstanding under the Note (principal and interest) and (2) either completes the Merchant Make-Up Transfer or pays the entire Merchant Make-Up Transfer Amount as contemplated and provided in clause (B) above of this Section 8.2(c), then in said event, the Loan Agreement, including without limitation thereto, McCormick's Option Rights and the related provisions of
Article 7 of the Loan Agreement relating to the rights and obligations of the parties in connection with the contemplated purchase and sale of the Acquired Assets under the Purchase Agreement tied to the Option Rights (and related McCormick Loan Documents), shall automatically without further action by either party, terminate and thereafter be of no further legal force or effect, except for those provisions which expressly survive termination in accordance with the respective McCormick Loan Documents and which are not inconsistent with the provisions in Paragraph 5 of the Letter Agreement; or

          (ii) if the Company fails to timely satisfy its obligations under clause (i) above of this Section 8.2(c), then in said event; (A) the Note shall automatically be deemed amended, without further action by either party, to be a "demand note", and all principal and accrued interest shall be deemed to be immediately due and payable without further notice or demand; and (B) ECP shall be entitled to seek payment of the "Merchant Make-Up Transfer Amount"; and (C) except as specifically set forth below in subparagraph (1) the terms and conditions of the Loan Agreement, McCormick Loan Documents, the Note and the Purchase Agreement (proposed form thereof without reference to the Letter Agreement) as were in effect prior to the execution of the Letter Agreement and this Asset Purchase Agreement shall remain effective, control and supersede any terms contained in this Asset Purchase Agreement or the Letter Agreement to the contrary, except that:

     (1) Section 7.3 of the Loan Agreement entitled: "7.3 Trigger and Term of Option Rights" shall be deemed deleted in its entirety and in lieu and in place thereof a new Section 7.3 shall be deemed to be added to read as follows:

     "7.3 Trigger and Term of Option Rights. Lender may exercise his Option Rights as described in Sections 7.1 and 7.2 above in accordance with and until the expiration of the later of the following: (i) at any time from and after September 3, 2000, and before full payment by Borrower of any and all amounts due Lender under the Note; or (ii) within the first ten (10) calendar day period following the prepayment of all amounts due Lender under the Note, such ten (10) day period to start on the date that the Note is fully paid and to expire at 5:00 P.M. Pacific Standard Time on the tenth (10th) day after the Note is fully paid; or (iii) at any time before Borrower has completed the "Merchant Make-Up Transfer" to ECP or paid ECP the "Merchant Make-Up Transfer Amount" (as those terms are defined and as provided for in Section 8.2 (c) of that certain written Asset Purchase dated January 12, 2001, by and between Lender, Borrower (referred to therein as "iPayment Technologies, Inc." or "Company" and ECP). If Lender does not timely exercise its Option Rights by timely giving of the Option Exercise Notice (in accordance with the foregoing terms and conditions set forth in (i) (ii) and
(iii) above), then said Option Rights shall expire and terminate after the time period for the giving of such Option Rights Notice, and Lender shall have no further rights in respect thereof.

9.   General Provisions.

     9.1 Notices. All notices, requests, demands and other communications hereunder, to the parties, their successors in interest or their assignees shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below or to or at such other addresses as the parties may designate by written notice in accordance with this Section 9:

     If to ECP:               Electronic Check Processing, Inc.
                              #2 Ada
                              Irvine, California 92168
                              Attention: Michael N. McCormick
                              Facsimile: (949) 789.7168

     If to McCormick:         Electronic Check Processing, Inc.
                              #2 Ada
                              Irvine, California 92168
                              Attention: Michael N. McCormick
                              Facsimile: (949) 789.7168

     With a copy to:          Stradling, Yucca, Carlson & Rauth,
                              660 Newport Center Dr., Suite 1600
                              Newport, California 92660
                              Attention: Craig Carlson, Esq.
                              Facsimile: (949) 724-41__

     If to Company:           iPayment Technologies, Inc.
                              9200 Sunset Boulevard, Sixth Floor
                              Los Angeles, California
                              Attn: Legal Department
                              Telephone: (310) 724-6728
                              Facsimile: (310) 786-2714

     9.2 Assignability and Parties in Interest. This Asset Purchase Agreement and any of the rights, interests or obligations hereunder may not be assigned by any of the parties hereto, except that Company may assign its rights and obligations under this Asset Purchase Agreement to any Affiliate of Company or any successor to all or substantially all of the business or assets of Company. This Asset Purchase Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. Nothing in this Asset Purchase Agreement will confer upon any person or entity not a party to this Asset Purchase Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Asset Purchase Agreement.

     9.3 Governing Law. This Asset Purchase Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, without regard to its choice-of-law principles.

     9.4 Counterparts. This Asset Purchase Agreement may be executed in one or more counterparts, including via fax, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     9.5 Indemnification for Brokers. Each party represents and warrants to others that no broker or finder has acted on its behalf in connection with this Asset Purchase Agreement or the transactions contemplated hereby.

     9.6 Complete Asset Purchase Agreement. This Asset Purchase Agreement, the exhibits and schedules hereto, and the Transaction Documents contain or will contain the entire agreement between the parties hereto with respect to the transactions contemplated herein and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, and understandings.

     9.7 Modifications, Amendments and Waivers. At any time prior to the Closing Date or termination of this Asset Purchase Agreement any party may: (i) waive any inaccuracies in the representations and warranties of any other party contained in this Asset Purchase Agreement or in any Transaction Document delivered by any other party pursuant to this Asset Purchase Agreement; and (ii) waive compliance by any other party with any of the covenants or agreements contained in this Asset Purchase Agreement.

     9.8 Headings; References. The headings contained in this Asset Purchase Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Asset Purchase Agreement. References herein to Sections, Schedules and Exhibits refer to the referenced Section, Schedule or Exhibit hereof unless otherwise specified.

     9.9 Severability. Any provision of this Asset Purchase Agreement which is invalid, illegal or unenforceable in any jurisdiction shall as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Asset Purchase Agreement invalid, illegal, or unenforceable in any other jurisdiction.

     9.10 Due Diligence Investigation. All representations and warranties contained herein which are made to the knowledge of a party shall require that such party make reasonable investigation and inquiry with respect thereto to ascertain the correctness and validity thereof.

     9.11 Expenses of Transactions. All fees, costs and expenses incurred by any party in connection with the transactions contemplated by this Asset Purchase Agreement and the Transaction Documents shall be borne by the party incurring the same.

     9.12 Attorneys' Fees. If any party brings any action, suit, counterclaim, cross-claim, appeal, arbitration, or mediation for any relief against any party hereto, declaratory or otherwise, to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), in addition to any damages and costs which the prevailing party otherwise would be entitled, the non-prevailing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs (at the prevailing party's attorneys' then-prevailing rates) incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award (collectively, a "DECISION") granted therein, all of which shall be deemed to have accrued on the commencement of such Action and shall be paid whether or not such action is prosecuted to a Decision. Any Decision entered in such Action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such Decision.

     For the purposes of this SECTION 9, attorneys' fees shall include, but not be limited to, fees incurred in the following: (1) postjudgment motions and collection actions; (2) contempt proceedings; (3) garnishment, levy and debtor and third party examinations; (4) discovery; and (5) bankruptcy litigation.

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                                       22

      "PREVAILING PARTY" within the meaning of this Section 9 includes, without limitation, a party who agrees to dismiss an action on the other party's payment of the sum allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it. If there are multiple claims, the prevailing party shall be determined with respect to each claim separately. The prevailing party shall be the party who has obtained the greater relief in connection with any particular claim although, with respect to any claim, it may be determined that there is no prevailing party.

      IN WITNESS WHEREOF, each of the parties hereto has executed this Asset Purchase Agreement as of the date first above written.


/s/ Michael N. McCormick
----------------------------------
Michael N. McCormick, individually


ELECTRONIC CHECK PROCESSING, INC.


By: /s/ Michael N. McCormick
    -----------------------------
Name: Michael N. McCormick
Title: Chief Executive Officer


iPayment Technologies, Inc. ("Company")


By /s/ Carl Grimstad
Name: Carl Grimstad
Title: Chief Executive Officer